Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in each Amendment No. 1 to the Registration Statement on Form S-3 to Form S-16 (Registration Nos. 2-62247) and in each Registration Statement on Form S-3 (Registration Nos. 33-3027, 33-16674, 33-19035, 333-129292, 333-132143, 333-157537 and 333-179639) and in each Registration Statement on Form S-8 (Registration Nos. 33-40199, 33-15639, 33-61986, 333-26361, 333-52862, 333-62550, 333-67180, 333-124449, 333-150457, 333-166376 and 333-188116) of Ball Corporation of our report dated February 24, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
February 24, 2014